Exhibit 4.9

Execution version

GlaxoSmithKline Consumer Healthcare Holdings Limited

980 Great West Road

Brentford

Middlesex, TW8 9GS

GlaxoSmithKline plc

980 Great West Road

Brentford

Middlesex, TW8 9GS

Setfirst Limited

980 Great West Road

Brentford

Middlesex, TW8 9GS

Novartis AG

Lichstrasse 35

4056 Basel

Switzerland

FAO: Head of Legal M&A

Novartis Holding AG

c/o Novartis AG

Lichstrasse 35

4056 Basel

Switzerland

FAO: Head of Legal M&A

Novartis Finance Corporation

c/o Novartis AG

Lichstrasse 35

4056 Basel

Switzerland

FAO: Head of Legal M&A

30 July 2018

Dear Sirs,

Buyout of Novartis’s 36.5% interest in GlaxoSmithKline Consumer Healthcare Holdings Limited: true-up following completion

1.

Reference is made to the put option implementation agreement entered into on 27 March 2018 between GlaxoSmithKline Consumer Healthcare Holdings Limited, GlaxoSmithKline plc, Setfirst Limited, Novartis AG, Novartis Holding AG and Novartis Finance Corporation, as amended by a letter agreement dated 1 June 2018 (the “Put Option Implementation Agreement”). Unless otherwise defined in this letter, terms defined in the Put Option Implementation Agreement shall have the same meaning when used in this letter.

2.	The parties to the Put Option Implementation Agreement hereby acknowledge and agree that the Put Option Implementation Agreement shall, with effect from the date hereof, be amended by:

(A)	deleting from Clause 1.1 the definitions of “Completion Balance Sheet”, “Excess Cash True-up Amount” and “Cash Shortfall True-up Amount”;

(B)	inserting into Clause 1.1 the following definitions (in alphabetical order):

(i)	“Audited Completion Balance Sheet” has the meaning given in Clause 9.2;

(ii)	“Final Cash Shortfall True-up Amount” has the meaning given in Clause 9.5(B);

(iii)	“Final Excess Cash True-up Amount” has the meaning given in Clause 9.5(A);

(iv)	“Interim Cash Shortfall True-up Amount” has the meaning given in Clause 9.4(B);

(v)	“Interim Excess Cash True-up Amount” has the meaning given in Clause 9.4(A); and

(vi)	“Unaudited Completion Balance Sheet” has the meaning given in Clause 9.1;

(C)	deleting the entire text of Clause 6.1(ii) and replacing it with the following:

“(ii)

any reduction of share capital or any reducible reserve or account shall ensure that sufficient distributable reserves remain to allow payment of the Interim Excess Cash True-up Amount and/or the Final Excess Cash True-up Amount (as applicable); and”;

(D)	deleting the entire text of Clause 9 and replacing it with the following:

“9.	TRUE-UP FOLLOWING COMPLETION

9.1

As soon as reasonably practicable and, in any event, within 45 UK Business Days following Completion, the Company shall, and GSK shall procure that the Company shall, (acting in good faith) prepare and provide to the parties to this Agreement an unaudited interim consolidated balance sheet for the Company as at (and including) 31 May 2018, as extracted from the monthly management accounts of the Company prepared in the ordinary course of business, with the notes and/or schedules thereto showing the amount of Readily Available Cash (the “Unaudited Completion Balance Sheet”).

9.2

As soon as reasonably practicable and, in any event, on or before 30 November 2018, the Company shall, and GSK shall procure that the Company shall, (acting in good faith) prepare (in accordance with the Accounting Policies) and provide to the parties to this Agreement an audited interim consolidated balance sheet for the Company as at (and including) 31 May 2018 with the notes and/or schedules thereto showing the amount of Readily Available Cash (the “Audited Completion Balance Sheet”).

9.3	For the avoidance of doubt, the Unaudited Completion Balance Sheet and the Audited Completion Balance Sheet shall be prepared on a basis that disregards:

(A)

matters occurring in any period from and including the Completion Date (including, without limitation, the Cancellation, payment of the Consideration Amount, the Interim Excess Cash True-up Amount, the Interim Cash Shortfall True-up Amount, the Final Excess Cash True-up Amount or the Final Cash Shortfall True-up Amount (as applicable)); and

(B)

any changes affecting the balance sheet of the Company arising as a result of or in connection with the Cancellation (including steps preparatory thereto) or the Put Option Transaction, and including, without limitation:

(i)

any such changes relating to the receipt of any financing by the Company in connection with the Put Option Transaction, including the issuance of shares by any member of the Company’s Group to any member of the GSK Group or any Borrowings by any member of the Company’s Group; and

(ii)	any Preparatory Capital Step that is undertaken.

9.4

If, following the provision of the Unaudited Completion Balance Sheet in accordance with Clause 9.1, the aggregate amount shown in the Unaudited Completion Balance Sheet in respect of Readily Available Cash is:

(A)

greater than the Base Cash Amount, then the Company shall pay to the Novartis Shareholders (pro rata according to their respective Percentage Interests immediately prior to Completion) an amount in GBP equal to the lesser of (i) such difference or (ii) the amount of distributable reserves as stated in the Unaudited Completion Balance Sheet, in either case multiplied by the Novartis Percentage (the “Interim Excess Cash True-up Amount”); or

(B)

less than the Base Cash Amount, then the Novartis Shareholders shall pay to the Company an amount in GBP equal to such difference multiplied by the Novartis Percentage (the “Interim Cash Shortfall True-up Amount”)

in either case, on the first Completion Business Day that is at least ten UK Business Days after (but excluding) the date on which the Unaudited Completion Balance Sheet is provided in accordance with Clause 9.1.

9.5

If, following the provision of the Audited Completion Balance Sheet in accordance with Clause 9.2, the aggregate amount shown in the Audited Completion Balance Sheet in respect of Readily Available Cash is:

(A)

greater than the aggregate amount shown in the Unaudited Completion Balance Sheet in respect of Readily Available Cash, then the Company shall pay to the Novartis Shareholders (pro rata according to their respective Percentage Interests immediately prior to Completion) an amount in GBP equal to the lesser of (i) such difference or (ii) the amount of distributable reserves as stated in the Audited Completion Balance Sheet, in either case multiplied by the Novartis Percentage (the “Final Excess Cash True-up Amount”); or

(B)

less than the aggregate amount shown in the Unaudited Completion Balance Sheet in respect of Readily Available Cash, then the Novartis Shareholders shall pay to the Company an amount in GBP equal to such difference multiplied by the Novartis Percentage (the “Final Cash Shortfall True-up Amount”)

in either case, on the first Completion Business Day that is at least ten UK Business Days after (but excluding) the date on which the Audited Completion Balance Sheet is provided in accordance with Clause 9.2.

9.6

For the avoidance of doubt, any payment made or liability incurred pursuant to Clauses 9.4 or 9.5 by either the Novartis Shareholders or the Company shall be treated as an adjustment to the consideration for the Cancellation to the extent of the payment or liability.”; and

(E)	deleting the entire text of Clause 16.2 and replacing it with the following:

“16.2

If the party to whom a payment in respect of the Consideration Amount, the Interim Excess Cash True-up Amount, the Interim Cash Shortfall True-up Amount, the Final Excess Cash True-up Amount or the Final Cash Shortfall True-up Amount (as applicable) is being made (the “payee”) is or becomes aware of any facts making it reasonably likely that the relevant payer will be required to deduct or withhold any amount in respect of the Consideration Amount, the Interim Excess Cash True-up Amount, the Interim Cash Shortfall True-up Amount, the Final Excess Cash True-up Amount or the Final Cash Shortfall True-up Amount (as applicable) (each, a “Relevant Tax Deduction”), then that payee shall, as soon as reasonably practicable, give notice to the party making the payment (the “payer”) (including details of the relevant facts and, so far as possible, details of the rate and basis of such withholding).”.

3.

Save as amended pursuant to this letter, the Put Option Implementation Agreement shall continue in full force and effect. The Put Option Implementation Agreement and this letter shall be read and construed as one document.

4.

The parties to this letter intend this letter to be executed as a deed and confirm that it is executed and delivered as a deed on the date set out on page 1, notwithstanding the fact that they may only execute it under hand.

5.

This letter may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this letter, but all the counterparts shall together constitute but one and the same instrument.

6.

This letter is to be governed by, and construed in accordance with, English law. Any matter, claim or dispute arising out of, or in connection with, this letter, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

7.

The courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of, or in connection with, this letter. Any Proceedings shall be brought in the English courts. Each party waives (and agrees not to raise) any objection, on the grounds of forum non conveniens or on any other ground, to the taking of Proceedings in the English courts. Each party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction. Each party irrevocably submits and agrees to submit to the exclusive jurisdiction of the English courts.

Yours faithfully,

[signatures follow]

Executed as a DEED by GlaxoSmithKline Consumer Healthcare Holdings Limited acting as an authorised signatory in the presence of:	) ) ) )	/s/ Tobias Hestler Authorised signatory

Witness’ signature:		/s/ Raman Kaur

Name (print):		Raman Kauer

Occupation:		Company Secretary

Address:		980 Great West Road, Brentford TW8 9GS UK.

Executed as a DEED by GlaxoSmithKline plc acting as an authorised signatory in the presence of:	) ) ) )	/s/ Subesh Williams Authorised signatory

Witness’ signature:		/s/ Raman Kaur

Name (print):		Raman Kaur

Occupation:		Company Secretary

Address:		980 Great West Road, Brentford TW8 9GS UK.

Executed as a DEED by Setfirst Limited acting as an authorised signatory in the presence of:	) ) ) )	/s/ Subesh Williams Authorised signatory

Witness’ signature:		/s/ Raman Kaur

Name (print):		Raman Kaur

Occupation:		Company Secretary

Address:		980 Great West Road, Brentford TW8 9GS UK.

We acknowledge and agree to the contents of this letter:

Executed as a DEED by		) ) ) ) ) ) ) )
Keren Haruvi	and		/s/ Keren Haruvi

Michael Stewart			/s/ Michael Stewart

on behalf of Novartis Finance Corporation		) )

We acknowledge and agree to the contents of this letter:

Executed as a DEED by		) ) ) ) ) ) ) )
Keren Haruvi	and		/s/ Keren Haruvi

Michael Stewart			/s/ Michael Stewart

on behalf of Novartis Holding AG		)

We acknowledge and agree to the contents of this letter:

Executed as a DEED by		) ) ) ) ) ) ) )
Keren Haruvi	and		/s/ Keren Haruvi

Michael Stewart			/s/ Michael Stewart

on behalf of Novartis AG		)